UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: March 22, 2005 (Date of earliest event reported:  March 18, 2005)

LAZY DAYS’ R.V. CENTER, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida	333-114210	59-1764794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6130 Lazy Days Boulevard
Seffner, Florida 33584-2968
(Address of Principal Executive Offices, including Zip Code)

(800) 626-7800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)     On February 2, 2005, the Board of Directors of Lazy Days’ R.V. Center, Inc. (the “Company”) authorized an increase increase in the size of the Board of Directors of the Company.  On March 18, 2005, the Company’s Board appointed Mr. Thomas Millner and Mr. Thomas Donnelly as Directors of the Company.

Mr. Millner is currently the Chief executive Officer of Remington Arms Company, Inc.  He also served as the company’s President, Chief Operating Officer, and Director from 1994 until 1999. In 1987 Mr. Millner joined Pilliod Cabinet Company, a leading producer of opening price point bedroom, wall systems, and living room tables. In 1990 he was named Chief Executive Officer where he served until Pilliod was sold to LADD Furniture in 1994.  From 1976 until 1987 Mr. Millner held various sales and management positions with Broyhill and Thomasville Furniture Industries.  Mr. Millner holds a BA with Honors from Randolph Macon College where he was admitted into Phi Beta Kappa.  Mr. Millner is a Director of Stanley Furniture (NASDAQ:STLY) and serves a Chairman of the Audit Committee.  Mr. Millner is also a director of Atlanta Belting Company, Atlanta, Ga.

Mr. Donnelly is currently a partner with Landmark Partners, specializing in financial services, Kentucky Outdoor Advertising and Hard Ten Group. In 1971 Mr. Donnelly joined Camping World, Inc. where he served as Chief Executive Officer from 1986 until 2002. Camping World is the world’s largest retailer of RV accessories, supplies and services.   Mr. Donnelly is also a Director of Branch Bank & Trust (BB&T), The Downtown Redevelopment Authority, Girls, Inc. and Southern Kentucky Soccer Association, all of Bowling Green, Kentucky.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAZY DAYS’ R.V. CENTER, INC.

	By:	/s/ Donald W. Wallace
Date: March 22, 2005		Name:	Donald W. Wallace
		Title:	Chief Executive Officer

LAZY DAYS’ R.V. CENTER, INC.

	By:	/s/ Charles L. Thibault
		Name:	Charles L. Thibault
		Title:	Chief Financial Officer